December 19, 2018

Ware H. Grove
Chief Financial Officer
CBIZ, Inc.
6050 Oak Tree Boulevard, South
Suite 500
Cleveland, Ohio 44131

       Re: CBIZ, Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed March 1, 2018
           Form 10-Q for the Quarterly Period Ended September 30, 2018 Filed November 1, 2018
           File No. 001-32961

Dear Mr. Grove:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services